Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, par value $1.00 per share of Aebi Schmidt Holding AG and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date: August 14, 2025	Peter Christoph Spuhler

/s/ John F. Brown
	Name:	John F. Brown
	Title:	Attorney-in-Fact

Date: August 14, 2025	PCS Holding AG

/s/ John F. Brown
	Name:	John F. Brown
	Title:	Attorney-in-Fact